DISTRIBUTION PLAN OF
                       IMPACT MANAGEMENT INVESTMENT TRUST
                                 JORDAN 25 FUND
                                TRADITIONAL CLASS

          The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by Impact Management Investment Trust (the "Trust") for the Jordan 25 Fund series (the "Portfolio"), Traditional Class shares. The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "noninterested Trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

          In reviewing the Plan, the Board of Trustees considered the proposed schedule and nature of payments and terms of the advisory agreement between the Trust and Equity Assets Management, Inc. (the "Adviser"), and the Distribution Agreement between the Trust and Impact Financial Network, Inc. (the "Distributor"). The Board of Trustees concluded that the proposed compensation of the Adviser under the advisory agreement, and of the Distributor under the underwriting agreement is fair and not excessive. Accordingly, the Board determined that the Plan should provide for such payments and that adoption of the Plan would be prudent and in the best interests of the Trust and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Trust, the Portfolio and its shareholders.

          The Provisions of the Plan are:

          1. The Trust shall reimburse the Distributor, or the Adviser or others through the Distributor, for all expenses incurred by such parties in the promotion and distribution of the Portfolio's Traditional Class shares, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, and other distribution-related expenses, as well as any distribution or service fees paid to securities dealers or others who have executed an agreement with the Trust or the Distributor, which form of agreement shall be approved by the Trustees, including the non- interested Trustees.

          2. In addition to the payments which the Trust is authorized to make pursuant to this Plan, to the extent that the Trust, Adviser, Distributor, or other parties on behalf of the Trust, Adviser or Distributor make payments for the financing of any activity primarily intended to result in the sale of Traditional Class shares issued by the Portfolio within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to this Plan. Such costs and activities include, but are not necessarily limited to, the incremental costs of the printing and mailing or other dissemination of all prospectuses (including Statements of

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Additional   Information),   annual  reports  and  other  periodic  reports  for
distribution to persons who are not shareholders of the Portfolio; the costs of preparation and distributing any other supplemental sales literature; the costs of radio, television, newspaper and other advertising; telecommunications
expenses,  including  the  costs  of  telephones,   telephone  lines  and  other
communications equipment used in the sale of Traditional Class shares; all costs of the preparation and mailing of confirmations of shares sold or redeemed, and reports of share balances; all costs of responding to telephone or mail inquiries of investors or prospective investors; a prorated portion of the
Distributor's   overhead  expenses  attributable  to  the  distribution  of  the
Traditional Class shares, including leases, communications, salaries, training, supplies, photocopying, and any other category of the Distributor's expenses attributable to the distribution of the Traditional Class shares; and payments to dealers, financial institutions, advisers, or other firms (other than those otherwise authorized under this Plan), any one of whom may receive monies in respect to the Portfolio's shares owned by shareholder for whom such firm is the dealer of record or holder of record in any capacity, or with whom such firm has a servicing, agency, or distribution relationship. Servicing may include (i) answering client inquiries regarding the Portfolio; (ii) assisting clients in changing account designations and addresses; (iii) performing subaccounting;
(iv)  establishing  and  maintaining   shareholder  accounts  and  records;  (v)
processing  purchase  and  redemption  transactions;   (vi)  providing  periodic
statements showing a client's account balance and integrating such statements with those of other transactions and balances in the client's other accounts serviced by such firm; (vii) arranging for bank wire transfers; and (viii) such other services as the Traditional Class shares may require, to the extent such firms are permitted by applicable statute, rule, or regulation to render such services.

          3. The maximum aggregate amount which may be reimbursed by the Trust to such parties pursuant to Paragraphs 1 and 2 herein shall be 0.25% per annum of the average daily net assets of the Portfolio's Traditional Class shares. Said reimbursement shall be made monthly by the Trust to such parties.

          4. The Adviser and the Distributor shall collect and monitor the documentation of payments made under paragraphs 1 and 2 above, and shall furnish to the Board of Trustees of the Trust, for their review, on a quarterly basis, a written report of the monies reimbursed to them and others under the Plan as to the Trust, and shall furnish the Board of Trustees of the Trust with such other information as the Board may reasonably request in connection with the payments made under the Plan as to the Trust in order to enable the Board to make an informed determination of whether the Plan should be continued.

          5. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees, including the non-interested Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

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          6.   The Plan,  or any  agreements  entered into pursuant to the Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Trust, or by vote of a majority of the non-interested Trustees, on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the management agreement between the Trust and the Adviser.

          7. The Plan and any agreements entered into pursuant to the Plan may not be amended to increase materially the amount to be spent by the Trust for distribution pursuant to Paragraph 2 hereof without approval by a majority of the Trust's outstanding voting securities.

          8. All material amendments to the Plan, or any agreements entered into pursuant to the Plan, shall be approved by the non-interested Trustees cast in person at a meeting called for the purpose of voting on any such amendment.

          9. So long as the Plan is in effect, the selection and nomination of the Trust's non-interested Trustees shall be committed to the discretion of such non-interested Trustees.

          10. This Plan shall take effect on the _________ day of ___________, 2000.

          This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust, the Adviser and the Distributor as evidenced by their execution hereof.

                                        IMPACT MANAGEMENT INVESTMENT
                                        TRUST

                                        By:  ___________________________________


                                        EQUITY ASSETS MANAGEMENT, INC.

                                        By:  ___________________________________


                                        IMPACT FINANCIAL NETWORK, INC.

                                        By:  ___________________________________


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